Exhibit 99.1
rue21, inc. Announces Second Quarter Fiscal 2010 Financial Results
Second Quarter Net Income Increased 20%
Year-to-Date Net Income increased 47%
Gross Margin Gains of 220 bps for the Quarter and 240 bps Year-to-Date
Warrendale, PA — August 25, 2010 — rue21, inc. [NASDAQ: RUE] today announced its financial results for the second quarter and fiscal year-to-date ended July 31, 2010.
Highlights for the Quarter:
•	Net sales increased 14.3% to $143.0 million, compared to $125.1 million in the second quarter of fiscal 2009 ended August 1, 2009. Comparable store sales decreased by 1.6%.

•	The Company opened 31 stores, closed one store, and converted an additional 9 stores to the rue21 etc! format, and ended the quarter with 595 stores.

•	Gross margin increased 220 bps to 38.2% from 36.0% in the second quarter of 2009, driven by a record merchandise margin.

•	Selling, general and administrative expenses increased 21.3% to $38.7 million, which included incremental public company and share-based compensation costs of $1.3 million.

•	Operating margin increased to 7.3% for the second quarter of fiscal 2010, compared to 7.1% in the second quarter of fiscal 2009, driven primarily by gross margin expansion.

•	Second quarter net income increased 20.0% to $6.4 million from $5.3 million in the second quarter of 2009. Adjusting for incremental public company expenses and share-based compensation costs in the second quarter of 2010, net income increased 34%.

•	Diluted earnings per share were $0.26 in the second quarter of fiscal 2010, above previous earnings guidance of $0.23 to $0.25 and compared to diluted earnings per share of $0.23 in the second quarter of fiscal 2009.

•	Average diluted shares outstanding were 25.0 million in the second quarter of fiscal 2010 versus 23.0 million in the second quarter of fiscal 2009.
Balance sheet highlights as of July 31, 2010:
•	Inventory per square foot at the end of the second quarter of fiscal 2010 was down 3.6% compared to the end of the second quarter of 2009.
•	Cash and cash equivalents increased to $16.7 million as of July 31, 2010, as compared to $8.7 million as of August 1, 2009, with no long-term debt.
Highlights Fiscal Year-to-Date:
•	Net sales increased 20.4% to $280.7 million from $233.1 million for the comparable period a year ago, which ended August 1, 2009.

•	Year-to-date the Company has opened 62 stores, closed two stores, and converted 22 stores to the rue21 etc! format.

•	Gross margin increased 240 bps from the comparable period in 2009.

•	Comparable-store sales for the period increased 2.8% on top of 4.1% for the comparable period in 2009.

•	Operating margin increased to 7.3% of net sales from 6.0% of net sales for the comparable period in 2009.

•	Year-to-date net income increased 47% to $12.2 million from $8.3 million for the comparable period in 2009. Adjusting for incremental public company expenses and share-based compensation costs, year-to-date net income increased 69%.
Bob Fisch, rue21’s President and CEO, stated: “We are pleased to report strong sales growth and net income for the quarter and the spring season. While growing our top and bottom line we are also growing our store base, and we are well on track to meet our goal to open 100 stores in 2010. I am extremely proud of the record merchandise margins we achieved this quarter that were fueled by improved initial mark-up through lowered costs of merchandise, not being overly promotional, and our strategy of utilizing a domestic-based and domestic importer vendor network that gives us the flexibility and control to maneuver in the current sourcing environment. We are comfortable with our current inventory levels and feel well-positioned to deliver fashion at a great value to our customers this fall season. We are on target to maintain strong profit and sales growth for the total year.”
Outlook:
For fiscal 2010, the Company is re-affirming its full year guidance based on second quarter results, and continues to expect diluted earnings per share to be in the range of $1.14 to $1.19 as compared to $0.96 in fiscal 2009. This incorporates 25.0 million average diluted shares expected for fiscal 2010 as compared to 23.0 million average diluted shares in fiscal 2009. The Company is on target to open 100 new stores and convert 30 stores to the larger rue21 etc! format in fiscal 2010. For the third quarter, the Company currently expects total sales growth in the range of 17% to 20% driven by the anticipated opening of 25 new stores and 4 store conversions and a low single digit comp sales increase. Diluted earnings per share for the third quarter are expected to be in the range of $0.25 to $0.27 based on 25.0 million average diluted shares expected for the third quarter as compared to 23.1 million average diluted shares for the third quarter of fiscal 2009. Adjusting out non-recurring and incremental public company and share based compensation costs, net income is expected to increase by approximately 22% to 27% for the third quarter and by 34% to 39% for the full year in fiscal 2010.
Conference Call Information:
A conference call to discuss second quarter 2010 financial results is scheduled for today, August 25, 2010 at 4:30 PM Eastern Time. To participate, dial toll-free 1-877-852-6576 or 1-719-325-4901 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.
About rue21, inc.
rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. The Company operates more than 600 stores in 44 states. Learn more at www.rue21.com.
Forward Looking Statements:
Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Annual Report on Form 10-K filed March 31, 2010, and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures:
Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the thirteen week and twenty-six week periods ended July 31, 2010. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with assessing its financial performance. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.
Contact:
Joseph Teklits / Melissa Mackay
ICR, Inc
203-682-8200
jteklits@icrinc.com

rue21, inc. and subsidiary
Consolidated Balance Sheets

	July 31,	January 30,	August 1,
	2010	2010	2009
	(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$16,669	$26,751	$8,668
Accounts receivable	10,825	3,834	6,520
Merchandise inventory, net	109,645	72,693	92,987
Prepaid expenses and other current assets	9,486	6,783	6,363
Deferred tax assets	4,404	4,286	3,474

Total current assets	151,029	114,347	118,012

Property and equipment, net	81,134	73,147	65,444

Other assets	976	937	819

Total assets	$233,139	$188,431	$184,275

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$86,679	$59,963	$78,669
Accrued expenses and other current liabilities	14,020	14,384	10,663
Accrued payroll and related taxes	9,778	10,486	7,939
Deferred rent and tenant allowances, current portion	6,461	5,509	5,008
Accrued income and franchise taxes	—	2,401	903

Total current liabilities	116,938	92,743	103,182

Long-term liabilities:
Long-term debt	—	—	29,234
Deferred rent, tenant allowances and other long-term liabilities	31,219	23,991	23,268
Deferred tax liabilities	3,408	4,249	1,661

Total long-term liabilities	34,627	28,240	54,163

Total liabilities	151,565	120,983	157,345

Commitments and Contingencies

Stockholders’ equity:
Common stock— par value $0.001 per share; 200,000 shares authorized; 24,265 and 24,237 shares issued and outstanding at July 31, 2010 and January 30, 2010, respectively, par value $0.004 per share; 50,000 shares authorized; 22,091 shares issued and outstanding at August 1, 2009	24	24	88

Additional paid in capital	29,029	27,115	37

Retained earnings	52,521	40,309	26,805

Total stockholder’s equity	81,574	67,448	26,930

Total liabilities and stockholders’ equity	$233,139	$188,431	$184,275

rue21, inc.
Consolidated Statements of Income

	Thirteen weeks ended		Twenty-six weeks ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
	(Unaudited)
	(in thousands, except per share data)

Net sales	$142,950	$125,106	$280,722	$233,104
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	88,406	80,114	173,947	150,194

Gross profit	54,544	44,992	106,775	82,910

Selling, general, and administrative expense	38,737	31,947	76,031	61,082
Depreciation and amortization expense	5,320	4,107	10,271	7,774

Income from operations	10,487	8,938	20,473	14,054

Interest expense, net	62	125	122	297

Income before income taxes	10,425	8,813	20,351	13,757

Provision for income taxes	4,034	3,485	8,139	5,440

Net income	$6,391	$5,328	$12,212	$8,317

Basic income per common share	$0.26	$0.24	$0.50	$0.38
Diluted income per common share	$0.26	$0.23	$0.49	$0.36

Weighted average basic common shares outstanding	24,277	22,090	24,257	22,090
Weighted average diluted common shares outstanding	25,044	23,008	25,038	23,004